Exhibit 10.12

EXECUTION COPY

VICE CHAIRMAN AGREEMENT

THIS AGREEMENT, made and entered into this 18th day of June, 2004, by and between COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company, hereinafter referred to as the “Company,” and NICHOLAS L. RIBIS, hereinafter referred to as “Ribis,” as follows:

W I T N E S S E T H:

WHEREAS, the Company, LVH Corporation, a Nevada corporation (“LVH”) and Caesars Entertainment Inc., formerly Park Place Entertainment Corporation entered into a Purchase and Sale Agreement, dated as of December 24, 2003 (the “Acquisition”). Upon the closing of the Acquisition, the Company will acquire substantially all of the assets and certain liabilities of LVH; and

WHEREAS, Ribis has been instrumental in negotiating the Company’s pending transaction with LVH, and since the formation of the Company on December 18, 2003, has served as a Manager of the Company; and

WHEREAS, following consummation of the Acquisition, the Company desires to secure the benefits of Ribis’ background, knowledge, experience, ability, expertise and industry as the Vice Chairman of the Company’s Board of Directors, to promote and maintain the Company’s stability, growth, viability and profitability.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

I.

NATURE OF SERVICES AND DUTIES

1.01 Subject to and effective upon the consummation of the Acquisition, Ribis shall serve as Vice Chairman of the Managing Board of the Company (the “Board”). In his capacity as Vice Chairman of the Board, Ribis shall report directly to the Chairman of the Board, and at all times be subject to, observe and carry out such rules, policies, directions, and restrictions as the Chairman of the Board may from time to time establish. Since December 18, 2003, Ribis has served as a Manager of the Company, and effective upon the consummation of the Acquisition, Ribis shall cease to serve as Manager of the Company and shall serve as the Vice Chairman of the Board.

1.02 Subject to the direct supervision of the Chairman of the Board, in his capacity as Vice Chairman of the Board, Ribis shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein. Without limiting the generality of the foregoing, Ribis shall participate in developing, directing and managing the operation of the Company and its subsidiaries as determined by the Board. In addition, Ribis shall have such other managerial powers and duties with respect to the Company and its subsidiaries that are consistent with Ribis’ position and title and as may reasonably be assigned to him by the Chairman of the Board (and no other members of the Board).

1.03 Ribis has reviewed and concurs with his responsibilities, duties and reporting relationship directly to the Chairman of the Board, as set forth in Section 1.02 above.

1.04 During the Term (as defined below), Ribis shall devote such portion of his productive time, ability and attention to the business of the Company and its subsidiaries that is necessary to carry out the responsibilities and duties set forth in Section 1.02 above. In addition, except with respect to his service to Resorts International Hotel and Casino, Inc. (f/k/a Colony RIH Acquisitions, Inc.) (“Resorts”) and Resorts’ affiliates pursuant to the Vice Chairman Agreement between Resorts and Ribis, dated April 25, 2001 (the “Service Agreement”), Ribis shall not directly or indirectly render any service of a business, commercial or professional nature, to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Chairman of the Board, which consent shall not be unreasonably withheld, provided the proposed services do not materially interfere with his time or attention to the business of the Company, and provided further that, subject to the provisions of Article X hereof, Ribis shall not be precluded from involvement in charitable or civic activities or his personal financial investments provided the same do not materially interfere with his time or attention to the business of the Company.

1.05 Ribis agrees that he shall at all times (i) to the best of his ability and experience, conscientiously perform all of the duties and obligations of his position with the Company, (ii) use his best efforts to do and perform all services, acts, or things necessary or advisable to assist in the management and conduct of the business and otherwise advance the interests of the Company and its subsidiaries and (iii) diligently and in the highest good faith carry out the lawful directives of the Board (it being understood, however, that Ribis shall report directly to the Chairman of the Board).

1.06 During the Term, Ribis shall be nominated for election to the Board at each meeting of the members of the Company at which directors are to be elected, and the Company shall use its best efforts to provide for Ribis’ election to the Board at each such meeting. Notwithstanding the foregoing provisions of this Section 1.06, (i) Ribis shall not have any right to be appointed to the Board by reason of this Agreement, and (ii) Ribis agrees that effective upon notice being provided of the termination of his services with the Company for any reason, he shall immediately resign from any appointment as a member of the Board.

II.

TERM AND GENERAL CONDITIONS OF SERVICES

2.01 Subject to and effective upon consummation of the Acquisition, the Company hereby engages Ribis as Vice Chairman, and Ribis hereby agrees to provide services to the Company as Vice Chairman for a period of three (3) years commencing on the date of consummation of the Acquisition (the “Effective Date”) and terminating on the third anniversary of the Effective Date (as the same may be extended as set forth below, the “Term”), unless extended by mutual written agreement of the parties; provided, that the period of service shall automatically be extended for successive one (1) year periods if neither party has provided ninety (90) days prior written notice to the other of its intention to have this Agreement lapse at the expiration of the Term; and provided further, that the Term shall be subject to earlier termination in accordance with Articles III, IV and VI below.

2.02 Notwithstanding anything to the contrary herein, in the event of any termination of Ribis’ services hereunder for any reason, (i) Ribis and the Company shall nevertheless continue to be bound, to the extent applicable, by the terms and conditions set forth in Articles IX through XII and Section 13.09, and (ii) Ribis agrees to relinquish his ownership interest in Colony Resorts LVH Coninvestment VoteCo, LLC (“Coinvestment VoteCo”), and further agrees to resign from any directorships, committee memberships and from all other positions with Coinvestment VoteCo, in each case, without any consideration. Ribis further agrees to promptly execute, acknowledge and deliver any and all documents and take any and all actions as the Company or its affiliates shall reasonably request in order to carry out the intent and meaning of, and to give full effect to, this Section 2.02.

2.03 It is expressly understood and agreed by the parties hereto that the Service Agreement shall remain in full force and effect, and may be renewed or modified by Resorts and Ribis during the Term; provided, however, that Ribis shall not agree to any amendment to the definition of “Cause” in Section 5.01 of the Service Agreement without the prior written approval of the Company, such approval not to be unreasonably withheld. The performance by Ribis of his duties under the Service Agreement in accordance with its terms shall not constitute a breach by Ribis of Articles IX and X of the provisions of this Agreement.

2.04 In rendering the services to be provided by Ribis under this Agreement, it is expressly understood and agreed to by Ribis that he shall be an independent contractor, and not an employee of the Company, within the meaning of all federal, state and local laws and regulations governing employment insurance, workers’ compensation, industrial accident, labor and taxes. Ribis acknowledges that, by virtue of his status as an independent contractor, and except as otherwise provided herein, Ribis may not be eligible for benefits, privileges or rights under any benefit plan operated by the Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, (i) any pension or profit sharing plans or (ii) any plans providing medical, dental, disability or life insurance protection. Notwithstanding the foregoing, Ribis shall be eligible to receive awards under the Colony Resorts LVH Acquisitions, LLC 2004 Incentive Plan (the “Plan”), subject to the terms of the Plan. Ribis shall be solely responsible for, and shall indemnify the Company for any claims, losses or liabilities, of any nature or kind, relating to, the payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by the Company in connection with Ribis’ engagement hereunder. If Ribis’ services are determined to be those of an employee of the Company by the Internal Revenue Service, the Company shall be entitled to withhold all applicable taxes from any payments made and benefits provided to Ribis.

III.

TERMINATION OF SERVICES WITHOUT CAUSE, DEATH OR DISABILITY

3.01 Ribis’ services for the Company may be terminated at any time by the Company, with or without “Cause” (as defined in Section 6.01 below), at any time and for any or no reason. Any such termination without Cause shall be effective only upon thirty (30) days’ prior written notice to Ribis (such effective date, for purposes of this Article III, the “Termination Date”).

3.02 If Ribis’ termination by the Company shall be without Cause, the following shall apply:

(a) Ribis shall be paid all amounts of Base Compensation and any Annual Bonus payments (each as defined in Article VII) that have accrued but remain unpaid through the date of such termination.

(b) Ribis shall be paid an amount equivalent to the Base Compensation for the remainder of the unexpired Term, payable in a single lump sum.

(c) Ribis shall vest as of the Termination Date in that portion of the Option (as defined in Section 7.03 below) granted under the Award Agreement (as defined in Section 7.03 below) that would otherwise have vested had Ribis remained in the Company’s service until the second succeeding anniversary of the Effective Date that follows the Termination Date (without regard to whether this Agreement is extended pursuant to Section 2.01). Following such termination of service without Cause, any Membership Units (as defined in Section 7.03) subject to the Option granted under the Award Agreement that were vested and exercisable as of the Termination Date, including any Membership Units subject to the Option that shall vest as provided in this Section 3.02(c), shall remain exercisable for ninety (90) days after the Termination Date, at which time the Option granted under the Award Agreement, to the extent not exercised prior to the end of such period, shall lapse and be canceled. If the ninety (90) day period during which Ribis is required to exercise his vested Option as provided hereunder commences prior to the commencement of the Call Period (as hereinafter defined), Ribis may provide written notice to the Company of his intent to exercise his vested Option, and such notice shall constitute a binding commitment of Ribis to purchase and acquire such Membership Units as are indicated in the notice, but payment for such Membership Units may be deferred until the conclusion of the Call Period or, in the event the Company exercises its Membership Unit repurchase rights, the date of the Company’s payment for the Repurchased Units.

(d) Provided the Company shall not have completed an Initial Public Offering (as defined in the Plan) of its membership units, as of the later of the Termination Date or the second anniversary of the Effective Date, and continuing for a period of ninety (90) days thereafter (the “Call Period”), the Company shall have a right, but not an obligation, to purchase and acquire from Ribis any or all of the Membership Units acquired by Ribis pursuant to the terms of the Award Agreement and the option (the “Colony-VoteCo Option”) described in the Option Agreement among Colony Resorts LVH Holdings, LLC, Colony Resorts LVH VoteCo, LLC and Ribis, dated as of June     , 2004, including any Membership Units acquired (or for which Ribis provides notice of his intent to acquire as provided in Section 3.02(c)) during the

Call Period (the “Repurchased Units”). The Company may exercise the right granted to it under this Section 3.02(d) by delivering written notice to Ribis during the Call Period stating that the Company is exercising the repurchase right granted to it under this Section 3.02(d). Delivery of such notice by the Company to Ribis shall constitute a binding commitment of the Company to purchase and acquire the Repurchased Units. The total purchase price for the Repurchased Units shall be delivered to Ribis against delivery by Ribis of certificates evidencing the Repurchased Units no later than thirty (30) days after the delivery of the election notice by the Company; provided, however, if the terms of any laws, governmental regulations or indebtedness to which the Company is subject prevent or prohibit the Company from exercising its rights hereunder, the Company’s obligation to purchase the Repurchased Units, and Ribis’ delivery of the certificates evidencing the Repurchased Units, shall be suspended until such laws, governmental regulations or indebtedness allow for such purchase. The per unit price of the Repurchased Units shall be the “Fair Value” (as defined in the Company’s Amended and Restated Limited Liability Company Agreement dated June     , 2004 (the “LLC Agreement”)) of each of the Repurchased Units determined as of the commencement of the Call Period; provided, however, that if the Company is unable to purchase the Repurchased Units due to the terms of any laws, governmental regulations or indebtedness to which the Company is subject, the total purchase price for the Repurchased Units, as determined above, shall be increased by 10% interest, compounded annually on the basis of the actual number of days elapsed over a year of 365 days, from the end of the Call Period until the date of the Company’s payment. Notwithstanding anything herein to the contrary, the Company may assign its rights under this Section 3.02(d) to Colony Investors VI, L.P. or any of its affiliates.

(e) Provided the Company shall not have completed an Initial Public Offering of its membership units, as of the later of the Termination Date or the second anniversary of the Effective Date, and continuing for a period of ninety (90) days thereafter (the “Put Period”), Ribis shall have the right, and not the obligation, to require the Company to purchase from Ribis any or all of the Membership Units acquired by Ribis pursuant to the terms of the Award Agreement and the Colony-VoteCo Option Agreement, including any Membership Units acquired (or for which Ribis provides notice of his intent to acquire as provided in Section 3.02(c)) during the Put Period (the “Put Units”). Ribis may exercise the right granted to him under this Section 3.02(e) by delivering written notice to the Company during the Put Period stating that Ribis is exercising the put right granted to him under this Section 3.02(e). Delivery of such notice by Ribis to the Company shall constitute a binding commitment of Ribis to sell the Put Units. The total purchase price for the Put Units shall be delivered to Ribis against delivery by Ribis of certificates evidencing the Put Units no later than thirty (30) days after the delivery of the election notice by Ribis; provided, however, if the terms of any laws, governmental regulations or indebtedness to which the Company is subject prevent or prohibit the Company from purchasing the Put Units, the Company’s obligation to purchase the Put Units, and Ribis’ delivery of the certificates evidencing the Put Units, shall be suspended until such laws, governmental regulations or indebtedness allow for such purchase. The per unit price of the Put Units shall be as determined in Section 3.02(d) for each of the Put Units as of the commencement of the Put Period, plus any payments of interest as determined in such Section in the event the Company is unable to purchase the Put Units due to the terms of any laws, governmental regulations or indebtedness to which the Company is subject. Notwithstanding anything contained in the Award Agreement to the contrary, in the event Ribis desires to include within the Put Units any or all of the Membership Units purchasable by Ribis upon exercise of any vested Option, it shall not be necessary for Ribis to exercise such Option and pay the purchase price for such Membership Units; rather, Ribis shall include in the notice contemplated in this Subparagraph a designation of the Options to be included in the Put Units, and the purchase price for the Membership Units purchasable upon exercise of such Options equal to the difference between the exercise price and the per unit price of the Put Units shall be delivered to Ribis against surrender by Ribis of the Options with respect to such Membership Units as provided herein. Notwithstanding anything herein to the contrary, Colony Investors VI, L.P. or its affiliates may satisfy the obligations of the Company under this Section 3.02(e) if so designated by the Company, provided that any such designation shall not release the Company from its obligations hereunder unless and until such obligations have been satisfied by the Company’s designee.

Subject to the terms and conditions of the Plan and the Award Agreement, and except as set forth in this Section 3.02 and in Section 2.02, all other rights and obligations of Ribis (and, except as provided in this Section 3.02 and in Section 2.02 above, all rights and obligations of the Company) hereunder shall terminate as of the Termination Date.

3.03 If during the Term hereof Ribis’ services shall terminate by reason of his death or Disability (as defined below):

(a) Ribis or his estate, as applicable, shall be paid all amounts of Base Compensation and any Annual Bonus accrued (if and to the extent such bonus amounts have been earned based on applicable performance targets) but unpaid through the date of such termination (which shall be the date of death or the forty-fifth (45th) day after the date the Company provides Ribis notice of termination for Disability). In addition, the Company shall pay to Ribis or his estate, as applicable, an amount equivalent to (6) months Base Compensation, payable in a single lump sum.

(b) As of the date of death or the forty-fifth (45th) day after the date the Company provides Ribis with notice of termination for Disability, Ribis shall vest as of such termination in that portion of the Option granted under the Award Agreement that would otherwise have vested had Ribis remained in the Company’s service until the second succeeding anniversary of the Effective Date that follows such termination date (without regard to whether this Agreement is extended pursuant to Section 2.01). Following Ribis’ termination of service due to death or Disability, any Membership Units subject to the Option granted under the Award Agreement that were vested and remain exercisable as of the date of death or the forty-fifth (45th) day after the date the Company provides Ribis notice of termination for Disability, including any Membership Units subject to the Option that vest as provided in this Section 3.03(b), shall remain exercisable for the one (1) year period following termination due to death, and the six (6) month period following termination due to Disability, at which time the Options granted under the Award Agreement, to the extent not exercised prior to the end of such one-year or six-month period, as applicable, shall lapse and be canceled. If the one (1) year or six (6) month period, as applicable, during which Ribis is required to exercise his vested Option as provided hereunder commences prior to the commencement of the Call Period, Ribis may provide written notice to the Company of his intent to exercise his vested Option, and such notice shall constitute a binding commitment of Ribis to purchase and acquire such Membership Units as are indicated in the notice, but payment for such Membership Units may be deferred until the conclusion of the

Call Period or, in the event the Company exercises its Membership Unit repurchase rights, the date of the Company’s payment for the Repurchased Units.

(c) The Company shall be entitled to exercise its Membership Unit repurchase rights as set forth in Section 3.02(d), and Ribis or his estate, as applicable, the put rights as set forth in Section 3.02(e), as if Ribis’ services have been terminated by the Company without Cause; provided, however, that: (i) the “Termination Date” as used in such Sections shall be the date of death or the forty-fifth (45th) day after the date the Company provides Ribis notice of termination for Disability, as applicable, (ii) the “Call Period” and the “Put Period” as used in such Sections shall be the one (1) year period following termination due to death, and the six (6) month period following termination due to Disability, commencing on such Termination Date (as defined in the preceding clause (i)); provided, however, if the terms of any laws, governmental regulations or indebtedness to which the Company is subject prevent or prohibit the Company from purchasing the Membership Units during the Call Period or the Put Period, as applicable, the Company’s obligation to purchase such Membership Units, and Ribis’ delivery of the certificates evidencing such Membership Units, shall be suspended until such laws, governmental regulations or indebtedness allow for such purchase, and (iii) if the Company is unable to purchase the Membership Units due to the terms of any laws, governmental regulations or indebtedness to which the Company is subject, the total purchase price for the Membership Units shall be increased by 10% interest, compounded annually on the basis of the actual number of days elapsed over a year of 365 days, from the end of the Call Period or Put Period, as applicable, until the date of the Company’s payment.

For purposes of this Section 3.03, “Disability” shall mean any physical or mental disability that prevents Ribis from performing one or more of the essential functions of his duties and responsibilities under this Agreement for a period of not less than six (6) months in any continuous 12-month period. Subject to the terms and conditions of the Plan and the Award Agreement, and except as set forth in this Section 3.03 (and, as incorporated hereinabove by reference, Section 3.02) and in Section 2.02, all other rights and obligations of Ribis (and, except as provided in this Section 3.03 (and, as incorporated hereinabove by reference Section 3.02) and in Section 2.02 above, all rights and obligations of the Company) hereunder shall terminate as of the date of such termination of Ribis’ services.

IV.

TERMINATION OF SERVICES AT RIBIS’ REQUEST

4.01 Ribis may, at Ribis’ sole option and right, terminate his services on behalf of the Company at any time, with or without Good Reason (as defined below). Any such termination shall be effective only upon at least thirty (30) days prior written notice to the Company.

(a) In the event of such termination of service without Good Reason, Ribis shall be entitled to receive all amounts of Base Compensation and any Annual Bonus payments that have accrued (if and to the extent such bonus amounts have been earned based on applicable performance targets) but remain unpaid through the date of such termination. Following such termination of service without Good Reason, any Membership Units subject to the Option granted under the Award Agreement that were vested and remain exercisable as of the effective date of such termination shall remain exercisable for ninety (90) days after such termination, at which time any Membership Units subject to the Option granted under the Award Agreement, to the extent not exercised prior to the end of such period, shall lapse and be canceled. If the ninety (90) day period during which Ribis is required to exercise his vested Option as provided hereunder commences prior to the commencement of the Call Period (as hereafter defined), Ribis may provide written notice to the Company of his intent to exercise his vested Option, and such notice shall constitute a binding commitment of Ribis to purchase and acquire such Membership Units as are indicated in the notice, but payment for such Membership Units may be deferred, in the event the Company exercises its Membership Unit repurchase rights, until the date of the Company’s payment for the Repurchased Units. In addition, the Company shall be entitled to exercise its Membership Unit repurchase rights as set forth in Section 3.02(d) as if Ribis’ services had been terminated by the Company without Cause; provided, however, that: (i) the “Termination Date” as used in such Section shall be the effective date of Ribis’ termination pursuant to this Section 4.01, (ii) the “Call Period” as used in such Section shall be the ninety (90) day period commencing on such Termination Date (as defined in the preceding clause (i)); provided, however, if the terms of any laws, governmental regulations or indebtedness to which the Company is subject prevent or prohibit the Company from exercising its repurchase rights during the Call Period, the Company’s obligation to purchase the Repurchased Units, and Ribis’ delivery of the certificates evidencing the Repurchased Units, shall be suspended until such laws, governmental regulations or indebtedness allow for such purchase, (iii) if the Termination Date shall occur prior to the second anniversary of the Effective Date or Ribis shall not have provided ninety (90) days prior written notice of his termination, the purchase price for the Repurchased Units under such Section shall be the lesser of Fair Value (as defined in Section 3.02(d)) or the original price paid by Ribis for the Repurchased Units, and (iv) 8.5% shall be substituted for 10% as the per annum interest rate set forth in such Section.

(b) In the event of such termination of service with Good Reason, the rights and obligations of the parties as set forth in Sections 3.02(a)-(e) shall apply as if Ribis’ services had been terminated by the Company without Cause, with the “Termination Date” as used in such sections being the effective date of termination pursuant to this Section 4.01.

For purposes of this Section 4.01, subject to the immediately following sentence, Ribis shall have “Good Reason” to terminate his services hereunder if, at any time during the Term, (i) Ribis shall not be elected or appointed to the Board (unless such failure is due to any law or governmental regulation prohibiting such appointment or as a result of Ribis’ breach of his obligations under this Agreement), or (ii) the Company shall, without Ribis’ written consent, willfully and materially breach its obligations under this Agreement. Ribis shall not terminate his services hereunder for “Good Reason” unless (y) Ribis provides the Company written notice pursuant hereto stating with specificity the respects in which Ribis believes the Company to have breached its obligations under clause (i) or (ii) of this Section 4.01 and (z) within thirty (30) days following the date of such notice the Company shall not have cured such breach.

Except as set forth in Section 2.02 and in this Section 4.01 (and, as incorporated hereinabove by reference, Section 3.02), and subject to the terms of the Plan and the Award Agreement, all other rights and obligations of Ribis (and, except as provided in Section 2.02 and in this Section 4.01 (and, as incorporated hereinabove by reference, Section 3.02), all rights and obligations of the Company) hereunder shall terminate as of the date of such termination of service.

V.

EXPIRATION OF THE TERM

5.01 In the event the Company provides timely written notice to Ribis under Section 2.01 terminating this Agreement at the expiration of the Term prior to the fifth anniversary of the Effective Date, Ribis shall fully vest as of the termination date in the unvested portion of the Option granted under the Award Agreement. In the event of such termination of service, the rights and obligations of the parties as set forth in Sections 3.02(c)-(e) shall apply as if Ribis’ services had been terminated by the Company without Cause (other than with respect to the vesting of the Option, which is described in the immediately preceding sentence of this Section 5.01), with the “Termination Date” as used in such sections being the effective date of termination at the expiration of the Term pursuant to Section 2.01.

5.02 In the event Ribis provides timely written notice to the Company under Section 2.01 terminating this Agreement at the expiration of the Term, the rights and obligations of the parties as set forth in Section 4.01(a) shall apply as if Ribis had terminated his services without Good Reason, with the “Termination Date” as used in such section being the effective date of termination at the expiration of the Term pursuant to this Section 2.01.

Except as set forth in Section 2.02 and in this Article V (and, as incorporated hereinabove by reference, Sections 3.02 and 4.01), and subject to the terms of the Plan and the Award Agreement, all other rights and obligations of Ribis (and, except as provided in Section 2.02 and in this Article V (and, as incorporated hereinabove by reference, Sections 3.02 and 4.01), all rights and obligations of the Company) hereunder shall terminate as of the date of such termination of the Agreement at the expiration of the Term.

VI.

TERMINATION OF SERVICE FOR CAUSE

6.01 The Company may at any time, at its election, by written notice to Ribis stating with specificity the reason for the termination, terminate Ribis’ services for “Cause,” which shall be defined as Ribis’:

(a) Continuing willful failure to perform his substantive duties under this Agreement or willful malfeasance in the performance of his duties under this Agreement; provided, for purposes of this Section 6.01, no act, or failure to act, on Ribis’ part shall be considered “willful” unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company;

(b) Failure to obtain or retain in full force and effect any material permits, licenses, approvals or other authorizations which may be required by any state or local authorities, including but not limited to the Nevada Gaming Commission, the Nevada State

Gaming Control Board, and the Clark County Liquor and Gaming Board, in order to permit Ribis to continue his services as contemplated by this Agreement;

(c) Conviction of any felony or crime involving moral turpitude;

(d) Habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with Ribis’ performance of his duties under this Agreement;

(e) Commission of fraud or embezzlement or similar dishonesty with respect to the Company resulting in a breach of duty to the Company involving Ribis’ personal gain or profit;

(f) Engaging in any activity that is in violation of the provisions of Article X of this Agreement, which shall not be cured (if curable) following ten (10) days’ written notice and a demand to cure such violation; or

(g) Willful use or imparting of any confidential or proprietary information of the Company or any subsidiary or affiliate in violation of any confidentiality or proprietary agreement to which Ribis is a party, including without limitation the provisions of Article IX of this Agreement.

(h) For so long as the Company and Resorts continue to be “affiliates” (as defined in the LLC Agreement), any termination of Ribis’ services under the Service Agreement by Resorts for “cause” pursuant to Section 5.01 (a) of the Service Agreement.

6.02 Upon the provision of such notice, Ribis’ services shall immediately cease and terminate for Cause. In the event of such termination of service for Cause:

(a) Ribis shall be entitled to receive all amounts of Base Compensation and any Annual Bonus payments that have accrued (if and to the extent such bonus amounts have been earned based on applicable performance targets) but remain unpaid through the date of such termination.

(b) The Option granted pursuant to the terms of the Award Agreement, to the extent not exercised prior to such termination, whether exercisable or not, shall lapse and be canceled immediately upon such termination of service.

Except as set forth in this Section 6.02 and in Section 2.02, and subject to the terms and conditions of the Plan and the Award Agreement, all other rights and obligations of Ribis (and, except as provided in this Section 6.02 and in Section 2.02, all rights and obligations of the Company) hereunder shall terminate as of the date of such termination of service.

VII.

COMPENSATION AND BONUS PAYMENTS

7.01 Base Compensation - Ribis shall receive an annual base compensation (“Base Compensation”) of Six Hundred Thousand Dollars ($600,000), payable in at least monthly installments from the Company. Ribis’ Base Compensation shall be reviewed by the Board no less frequently than annually relative to specified performance-based criteria to be determined by the Board. In no event shall the Board reduce Ribis’ Base Compensation during the Term. The Company shall issue to Ribis a Form 1099-MISC (or any successor Form) for all Base Compensation and other remuneration paid to Ribis each year during the Term.

7.02 Discretionary Bonus Arrangement - Following the Effective Time, Ribis shall be eligible for payment of a discretionary annual bonus (the “Annual Bonus”) with thresholds and triggering events for payment based on the achievement of the Company’s annual budget and other business plan targets to be determined by the Board (with Ribis abstaining from the deliberations concerning such determinations) and communicated to Ribis on an annual basis as soon as practicable following the beginning of each bonus year. The amount of the Annual Bonus shall be determined by the Board (with Ribis abstaining from the deliberations concerning such determinations) in its sole discretion. All Annual Bonus payments hereunder shall be paid by the Company on the date year-end bonuses are paid generally to employees of the Company.

7.03 Membership Unit Option Award - Ribis shall be granted an option (the “Option”) to purchase .125 Class A Membership Units in the Company (“Class A Membership Units”) and 125,000 Class B Membership Units in the Company (“Class B Membership Units”) (such Class A Membership Units and Class B Membership Units, together with any additional Class A membership units and Class B membership units in the Company acquired by Ribis pursuant to the Colony-VoteCo Option Agreement, the “Membership Units”) for an aggregate exercise price of $12,500,012.50. The Option shall be granted pursuant to the Plan, which shall be established and adopted by the Company in connection with the Acquisition. Except as otherwise provided herein, the Option shall be subject to five-year vesting under which Ribis may exercise one-fifth of the Membership Units subject to the Option each year on and after each of the first, second, third, fourth and fifth anniversaries of the Effective Date. The Option shall be subject in all respects to the terms of (i) the Plan, (ii) an individual option agreement to be entered into evidencing the Option and otherwise consistent with the provisions of this Agreement (the “Award Agreement”), and (iii) the LLC Agreement.

VIII.

BENEFITS AND PERQUISITES

During the Term, Ribis shall be entitled to the benefits and perquisites as set forth in this Article VII (collectively, “Benefits”):

8.01 Office and Secretary - Ribis shall be provided with an office and secretarial services at the offices of Colony Capital, LLC in New York, New York. The costs of such office and services shall be allocated between the Company and Resorts annually, based on the proportion of business time Ribis dedicates to each of Resorts and the Company each calendar year during the Term, as agreed between the Company and Resorts. In the event the Service Agreement is terminated during the Term for any reason, the office and secretarial services shall be provided during the Term at the Company’s sole cost and expense.

8.02 Paid Time Off - Ribis shall be entitled to four weeks of paid time off per year (which time off shall automatically be deemed to run concurrently with any time taken off under the Service Agreement). Ribis shall be afforded the usual holidays as the Company may from time to time recognize.

8.03 Life Insurance - Ribis shall be entitled to reimbursement for the cost of annual premiums for term life insurance on Ribis’ life, such premiums to be allocated between the Company and Resorts annually, based on the proportion of business time Ribis dedicates to each of Resorts and the Company each calendar year during the Term, as agreed between the Company and Resorts. In the event the Service Agreement is terminated during the Term for any reason, the Company shall reimburse Ribis during the Term for the total annual cost of such premiums, such amount not to exceed $12,000 per year.

8.04 Disability - To the extent Ribis is eligible to participate in the Company’s disability plans, and provided that Ribis does not participate in any disability plans maintained by Resorts, Ribis shall be entitled to short term disability coverage and long term disability coverage under the Company’s disability plans as in effect from time to time and as maintained by the Company. In the event Ribis participates in the Resorts disability plans, the Company agrees to reimburse Resorts for a portion of the cost of such coverage, based on the proportion of business time Ribis dedicates to each of Resorts and the Company each calendar year during the Term, as agreed between the Company and Resorts. In the event the Service Agreement is terminated during the Term for any reason, it is the intent of the parties hereto that Ribis would be eligible to participate in the Company’s disability plans during the Term; provided, that the Company does not have any obligation to amend the terms of its disability plans to provide for Ribis’ coverage.

8.05 Medical, Vision and Dental Insurance - To the extent Ribis is eligible for participation pursuant to the terms and conditions of the Company’s medical, vision and dental insurance plans, and provided that Ribis does not participate in the medical, vision and dental insurance plans maintained by Resorts, the Company shall provide such coverage to Ribis, his spouse and dependents in accordance with the terms of such plans as in effect from time to time and as implemented by the Company. In the event Ribis participates in the Resorts medical, vision and dental insurance plans, the Company agrees to reimburse Resorts for a portion of the cost of such coverage, based on the proportion of business time Ribis dedicates to each of Resorts and the Company each calendar year during the Term, as agreed between the Company and Resorts. In the event the Service Agreement is terminated during the Term for any reason, it is the intent of the parties hereto that Ribis would be eligible to participate in the Company’s medical, vision and dental insurance plans maintained by the Company during the Term; provided the Company shall not have any obligation to amend the terms of its health plans to provide for Ribis’ coverage.

8.06 Reimbursement of Expenses – The Company shall reimburse Ribis for any expenses reasonably and necessarily incurred by him in furtherance of his duties hereunder, including, travel, meals, and accommodations, upon submission by him of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt. Such reimbursable expenses shall include any reasonable expenses incurred by Ribis for the services of a personal driver.

8.07 Other Benefit Plans – Except as otherwise provided in this Agreement, Ribis shall not acquire any benefits, rights or privileges under any benefit plans maintained by the Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, any severance, welfare benefit, pension, profit sharing or bonus program.

IX.

PROTECTION OF CONFIDENTIAL INFORMATION

Ribis acknowledges that during the course of his providing services to the Company, its subsidiaries and affiliates, he has been and will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries and affiliates, including without limitation information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, operational methods, acquisition plans (including without limitation potential acquisition targets), financing sources, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries and affiliates not readily available to the public (the “Confidential Information”). Ribis further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, Ribis covenants and agrees as follows:

9.01 During the Term (or such shorter period as Ribis may provide services hereunder) and for a period of five (5) years thereafter, Ribis shall not divulge, disclose, or otherwise use any Confidential Information, unless and until such information is readily available in the public domain by reason other than Ribis’ unauthorized disclosure or use thereof, unless such disclosure or use is made in good faith and solely in furtherance of Ribis’ duties hereunder or expressly authorized by the Board in writing in advance of such disclosure or use. Following the restrictive period referred to in the preceding sentence, Ribis shall not divulge, disclose, or otherwise use any Confidential information if, in Ribis’ best judgment, such use could be detrimental to the Company.

9.02 Upon the termination of Ribis’ services pursuant to the terms of this Agreement, Ribis shall promptly deliver to the Company’s offices in New York, New York all of the property and equipment of the Company and its subsidiaries (including any automobiles, cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the

“Company Property, Records and Files”); it being expressly understood that, upon termination of Ribis’ services, Ribis shall not be authorized to retain any of the Company Property, Records and Files, except to the extent expressly so authorized in writing by the Board.

X.

NONCOMPETITION AND OTHER MATTERS

10.01 During the Term (or such shorter period as Ribis may provide services hereunder) and in the event of a termination of Ribis’ services prior to the conclusion of the Term by the Company for Cause or by Ribis without Good Reason, for the one (1) year period following the date of such termination of Ribis’ services by the Company for Cause or by Ribis without Good Reason, Ribis shall not, directly or indirectly, (i) engage in a competing business for Ribis’ own account in Clark County, Nevada (including any Native American territories within such county), (the “Restricted Area”); or (ii) enter the employ of, render any consulting services to, or obtain any equity interest in (as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant) any entity that competes with the Company, or its subsidiaries or successors, in the business of owning, managing or developing casinos in the Restricted Area; provided, however, Ribis may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or market if Ribis is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity.

10.02 During the Term (or such shorter period as Ribis may provide services hereunder) and for the two (2) year period immediately following the date of termination of Ribis’ services (provided, that such period shall be reduced to one (1) year in the case of Ribis’ termination by the Company without Cause or Ribis’ termination for Good Reason), Ribis shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or, to the best of Ribis’ knowledge, affiliates, to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or, to the best of Ribis’ knowledge, affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or, to the best of Ribis’ knowledge, affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or, to the best of Ribis’ knowledge, affiliates, for any other reason.

10.03 During the Term (or such shorter period as Ribis may provide services hereunder) and for the two (2) year period immediately following the date of termination of Ribis’ services (provided, that such period shall be reduced to one (1) year in the case of Ribis’ termination by the Company without Cause or Ribis’ termination for Good Reason), Ribis shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or, to the best of Ribis’ knowledge, affiliates, or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or, to the best of Ribis’ knowledge, affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or, to the best of Ribis’ knowledge, affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or, to the best of Ribis’ knowledge, affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or, to the best of Ribis’ knowledge, affiliates, for any other reason.

10.04 During the Term and thereafter, Ribis and the Company agree that they will make no disparaging or defamatory comments regarding the other party in any respect or make any comments concerning any aspect of the termination of their relationship. The obligations of Ribis and the Company under this Section shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

XI.

RIGHTS AND REMEDIES UPON BREACH

If Ribis breaches any of the provisions of Articles IX or X above (the “Restrictive Covenants”), the Company and its subsidiaries, affiliates, successors or assigns shall have the rights and remedies set forth below in this Article XI, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity.

11.01 The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, successors or assigns.

11.02 Ribis acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

11.03 Should any provision of this Agreement be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Agreement. Notwithstanding the above, if any covenant set forth in Article IX or X hereof is deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

11.04 Ribis intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Ribis that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

XII.

ARBITRATION

Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Ribis to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Ribis’ services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in New York, New York according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the New York constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

XIII.

MISCELLANEOUS

13.01 If any action to specifically enforce or enjoin a breach of this Agreement is necessary, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

13.02 This Agreement shall be construed and governed by the laws of the State of New York, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

13.03 This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind the Ribis and his heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Ribis hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Ribis. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization.

13.04 Notices - All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, or by a nationally recognized overnight delivery service to the respective parties named below:

RIBIS:

Nicholas L. Ribis

PO Box 1718

Arborview Road

Morristown, NJ 07962-1718

Facsimile: 973-425-5549

THE COMPANY:

Colony Resorts LVH Acquisitions, LLC

3000 Paradise Road

Las Vegas, NV 89109

Attention: General Counsel

Facsimile:

WITH A COPY TO:

c/o Colony Capital, LLC

1999 Avenue of the Stars

Suite 1200

Los Angeles, CA 90067

Attn: General Counsel

Facsimile: 310-843-3663

13.05 Nothing contained in this Agreement shall be construed to require the commencement of any act contrary to law, and when there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such an event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

13.06 The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by the Company or Ribis of any failure by Ribis or the Company, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

13.07 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be provided by Ribis for the Company and, together with all other plans, agreements and other documents specifically referenced herein, contains all of the covenants, conditions and agreements between the parties with respect to such services. Each party to this Agreement acknowledges that no representations, inducements, promises or other agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any addendum to or modification of this Agreement shall be effective only if it is in writing and signed by the parties to be charged.

13.08 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.09 Unless expressly provided herein or therein, the expiration of the Term shall not alter or affect any rights or obligations of the Company or Ribis under any other agreement or plan including, without limitation, the Award Agreement, the Plan, and the LLC Agreement.

13.10 This Agreement may be executed by the parties hereto in separate counterparts (including by facsimile), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

DATED this 18th day of June, 2004.

/s/ Nicholas L. Ribis
NICHOLAS L. RIBIS

COLONY RESORTS LVH ACQUISITIONS, LLC

By:	/s/ Rodolfo Prieto
Name:	Rodolfo Prieto
Title:	Chief Executive Officer and General Manager